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One Parlex Place, Methuen, MA 01844, (978)946-2564


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CONTACT:

Jon Kosheff
Chief Financial Officer
(978)946-2591
NASDAQ SYMBOL "PRLX"

                                                      FOR IMMEDIATE RELEASE

              Parlex Corporation Reports Third Quarter Results

Methuen Massachusetts, May 10, 2004 - Parlex Corporation (PRLX) today reported revenues of $23.2 million in the quarter ended March 28, 2004 versus $19.4 million for the same period in the previous fiscal year, a 20% increase. Loss from operations was $1.9 million versus a loss of $5.7 million for the same period of the preceding year. No tax benefit was recorded associated with U.S. operating losses and a full valuation reserve has been established for all U.S. deferred tax assets. As a result, the Company reported a net loss for the quarter of $2.6 million or ($.40) per share versus $5.9 million or ($0.94) per share for the same period last year.

For the first nine months of fiscal year 2004, revenues were $66.4 million versus $64.0 million in the corresponding fiscal 2003 period. The net operating loss for the first three quarters was $4.7 million compared to a $10.4 million loss in the prior year.

Bookings were approximately $27 million for the quarter including strength in defense related electronics, computer peripherals and medical products.

Peter J. Murphy, Parlex president and CEO stated "Revenues for the period increased year over year as a result of increased penetration in a variety of markets partially offset by seasonality associated with our China operation. We had particularly strong results in


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our laminated cable and polymer thick film product lines. Sequential revenue growth of 10% is expected in the current fiscal fourth quarter.

Income was negatively impacted by reduced shipments in Asia as a result of the Chinese New Year shutdown and model changeover on several products by our largest customer. Further, start-up production yields were below expectations, but these issues have been subsequently resolved. Operating results in China are expected to improve dramatically in the current quarter.

During the quarter, the Company concluded negotiations with a major supplier of connectors and flexible interconnects to the military electronics market. Under this agreement, Parlex will supply flexible circuits to this customer's assembly and finishing facility. Both Parlex and the customer will retain original customer relationships. Initial shipments are expected in June and when all product is transferred later in the year, we expect well over $1 million per quarter of incremental revenue, predominantly in our Methuen, Massachusetts facility.

We have made a number of critical changes in the management of our multilayer operations. Based on operational improvements to date and increased bookings, we believe multilayer will experience improved results over the next several quarters.

In the third fiscal quarter, we reported significant progress in our strategy to increase the value added component to our flexible circuit products. Several new computer and medical products are expected to add $6 million of business over the next 12 months. We are also in the early stages of production readiness for high volume automotive value added products which are expected to significantly impact revenues in 2005."


About Parlex
------------

Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy


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the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United
Kingdom.


Forward Looking Statements
--------------------------

This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors we serve; (iii) the Company's ability to effectively manage operating costs and increase operating efficiencies;
(iv) further declines in revenues; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures, in the flexible interconnect markets; (vii) component quality and availability; (viii) rapid technological and market change and the transition to new products; (ix) the relative and varying rates of product price and component cost declines; (x) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on the Company's ability to manage logistics in such an environment, including receipt of components and distribution of products; (xi) the ability to attract and retain highly qualified employees; (xii) the uneven pattern of quarterly sales; (xiii) fluctuating currency exchange rates; (xiv) risks associated with strategic investments and acquisitions; (xv) the Company's ability to execute on its plans; and (xvi) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.


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